Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces Second Quarter 2009 Results

KNOXVILLE, Tenn. – August 10, 2009 – TeamHealth Inc.’s parent company, Team Finance LLC (the “Company”), today announced results for the second quarter of 2009.

Net revenue less provision for uncollectibles (“revenue less provision”) in the second quarter of 2009 increased 7.9% to $362.1 million from $335.5 million in the second quarter of 2008. Same contract revenue less provision for the quarter increased 5.0% to $326.5 million from $310.8 million in the same period a year ago. During the second quarter of 2009, growth in same contract revenue less provision was positively impacted by increases in billed patient volume, which contributed approximately 4.4% of growth between quarters, as well as increases in both estimated collections per visit and contract and other revenue. New sales, net of contracts that terminated in the period, and acquisitions contributed $7.5 million and $3.4 million of growth between periods, respectively. Net earnings increased 64.2% to $15.8 million in the second quarter of 2009, compared to $9.6 million in the same quarter of 2008. Improvements in gross profit percentage and a decrease in net interest expense contributed to the increase in net earnings during the second quarter of 2009. Second quarter 2008 results were also impacted by $1.8 million of transaction costs associated with fees incurred in connection with a terminated acquisition effort.

Net revenue less provision for the six months ended June 30, 2009 increased 6.9% to $711.7 million from $665.5 million in the same period of 2008. Same contract revenue less provision for the six months ended June 30, 2009 increased 5.0% to $636.2 million from $606.0 million in the corresponding period of 2008. Same contract revenue growth during the six month period benefited from increases in patient volume and estimated collections per visit. New sales, net of contracts that terminated in the period and acquisitions contributed $10.5 million and $5.5 million of growth between periods, respectively. Net earnings increased 53.8% to $41.7 million for the six months ended June 30, 2009, compared to $27.1 million, including the transaction costs, in the corresponding period of 2008.

Financial results for the six months ended June 30, 2009 and 2008 reflect reductions of professional liability reserves related to prior years of $18.8 million and $13.8 million, respectively. These professional liability reserve adjustments result from the Company’s receipt of revised actuarial loss estimates for these periods during the first quarter of each year.

As of June 30, 2009, the Company had cash and cash equivalents of approximately $79.9 million and a revolving credit facility of $110.0 million (without giving effect to $9.0 million of undrawn letters of credit). During the six months ended June 30, 2009, the Company made scheduled debt payments of $2.1 million. As a result, the Company’s total outstanding debt as of June 30, 2009 was $613.2 million and there were no amounts outstanding under the revolving credit facility. Cash flow provided by operations for the six months ended June 30, 2009 increased to $49.4 million compared to $32.2 million for the same period in 2008. Contributing to the increase in operating cash flow between years were an improvement in profitability, a lower level of accounts receivable funding, and a reduction in interest payments during the first six months of 2009 compared to the same period in 2008.

Greg Roth, President and Chief Executive Officer of TeamHealth said, “Through the combination of higher than expected patient volumes and continued diligent management of our cost structure we delivered very strong operating results in the second quarter of 2009. Net revenue less provision increased approximately 8% due to new and acquired hospital staffing contracts and the expansion of existing hospital relationships, while our favorable financial performance was further supported by improvements in our operating leverage and cost margins. In addition, our ongoing focus on working capital management and revenue cycle processes helped to positively impact our operating cash flow that improved both the Company’s liquidity and net leverage positions.

“During a very challenging environment in 2009, we appreciate and value our employees, affiliated physicians and healthcare providers who are helping patients everyday at our client hospitals and ensuring that they receive the highest quality and compassionate clinical care.”

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “The financial results for the second quarter and first six months of 2009 demonstrate TeamHealth’s ability to provide outstanding service in a very efficient manner. As the debate over healthcare reform continues in Washington, we believe we are well positioned to serve our patients and hospital clients within a much more complex and demanding environment that mandates even higher levels of accountability and efficiency. The significant and ongoing investments we have made in the areas of risk management, patient safety, information technology, operational efficiency and provider support will help our physicians and client hospitals thrive in a post-healthcare reform era.”

Conference Call

As previously announced, TeamHealth will hold an investor conference call at 10:00 a.m. Eastern Time on August 11, 2009. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 1:00 p.m. Eastern Time Tuesday, August 11, 2009, through midnight on Tuesday, August 18, 2009, by calling (800) 642-1687, access code 23311824.

About TeamHealth

Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with more than 6,000 healthcare professionals who provide emergency medicine, radiology, hospital medicine, urgent care and pediatric staffing and management services to more than 550 civilian and military hospitals, and clinics and physician groups in 45 states. For more information about TeamHealth, visit www.teamhealth.com or call 800.818.1498.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC or TeamHealth, Inc. (collectively the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company’s forward-looking statements speak only as of the date they are made. The Company disclaims any intent or obligation to update any “forward looking statement” made in this communication.

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Team Finance LLC

Financial Highlights

	Three Months Ended June 30,
	2009	2008
	(Unaudited)
	(In thousands)
Net revenue	$635,729	$579,005
Provision for uncollectibles	273,640	243,519

Net revenue less provision for uncollectibles	362,089	335,486
Cost of services rendered
Professional service expenses	278,151	258,555
Professional liability costs (benefit)	12,399	12,496

Gross profit	71,539	64,435
General and administrative expenses	31,614	30,831
Management fee and other expenses	580	899
Depreciation and amortization	4,707	4,125
Interest expense, net	9,026	10,953
Transaction costs	79	1,785

Earnings before income taxes	25,533	15,842
Provision for income taxes	9,700	6,198

Net earnings	$15,833	$9,644

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Team Finance LLC

Financial Highlights

	Six Months Ended June 30,
	2009	2008
	(Unaudited)
	(In thousands)
Net revenue	$1,230,521	$1,138,026
Provision for uncollectibles	518,846	472,521

Net revenue less provision for uncollectibles	711,675	665,505
Cost of services rendered
Professional service expenses	547,083	513,792
Professional liability costs	5,666	12,550

Gross profit	158,926	139,163
General and administrative expenses	60,834	58,959
Management fee and other expenses	1,519	1,786
Depreciation and amortization	9,332	8,006
Interest expense, net	19,122	23,595
Transaction costs	159	1,785

Earnings before income taxes	67,960	45,032
Provision for income taxes	26,229	17,900

Net earnings	$41,731	$27,132

Team Finance LLC

Financial Highlights

Under the indenture governing the Company’s 11.25% senior subordinated notes (the “Notes”), our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our liquidity and financial flexibility. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the Notes is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net earnings	$15,833	$9,644	$41,731	$27,132
Interest expense, net	9,026	10,953	19,122	23,595
Provision for income taxes	9,700	6,198	26,229	17,900
Depreciation and amortization	4,707	4,125	9,332	8,006

EBITDA	39,266	30,920	96,414	76,633
Management fee and other expenses (a)	580	899	1,519	1,786
Restricted unit expense (b)	185	136	371	276
Insurance subsidiary interest income	638	792	1,497	1,866
Severance and other charges	10	1,075	322	1,459
Transaction costs	79	1,785	159	1,785

Adjusted EBITDA*	$40,758	$35,607	$100,282	$83,805

*	Adjusted EBITDA totals include the effects of professional liability loss reserve adjustments associated with prior years of $18,824 and $13,835 for the six months ended June 30, 2009 and 2008, respectively.
(a)	Reflects sponsor management fee, loss on disposal of assets and realized gain on investments.
(b)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 Unit Plan.

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Team Finance LLC

Financial Highlights

Balance Sheet Data

	As of June 30, 2009	As of December 31, 2008
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$79,867	$46,398
Accounts receivable, net	234,201	237,790
Long term debt, including current portion	613,150	615,275

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